Exhibit 99

For Immediate Release	For More Information Contact:

Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports 4th Quarter Profits Up 24.4 Percent

Whiteville, NC –January 18, 2005 – Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported fourth quarter earnings today. Net income for the fourth quarter was $648,250, an increase of 24.4% over the same period in 2003 equating to earnings per share (EPS) of $.14 versus $.12 per share for the same period last year. Assets for the locally owned bank holding company also saw an increase with total assets for the quarter ending December 31, 2004 reported $258,164,441, an increase of 33.6% over last year.

Waccamaw Bankshares is listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, Holden Beach, and Wilmington. For more information call (910) 641-0044 or go to www.waccamawbank.com.